Exhibit 10.4
CBS PERSONNEL HOLDINGS, INC. EXECUTIVE BONUS PLAN
Effective as of January 1, 2005, Compass CS, Inc. hereby establishes the CBS Personnel Holdings, Inc. Executive Bonus Plan for the purpose of inducing the service or encouraging the continued service of certain Employees, in order that the interests of the Employer may be advanced.
1.	Definitions. Unless otherwise required by the context, for the purpose of this Plan, the following words and phrases shall have the meanings indicated.
a.	“Account” shall mean the account or accounts established with the Investment Company in the name of a Participant, to which contributions are made under the terms hereof.

b.	“Affiliate” means any entity if such entity, with the Company, constitutes (a) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (b) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), (c) an affiliated service group (within the meaning of Section 414(m) of the Code), or (d) a group of entities required to be aggregated pursuant to Section 414(o) of the Code and the regulations thereunder.

c.	“Beneficiary” shall mean the persons or entities designated by the Participant in the form and manner acceptable to the Committee.

d.	“Board” shall mean the Board of Directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as now or hereafter existing, amended, construed, interpreted, and applied by regulations, rulings or cases.

f.	“Committee” shall mean the person or persons designated by the Board to administer the Plan. If no such person or persons are designated, then Committee shall mean the President of the Company.

g.	“Company” shall mean Compass CS, Inc., or any successor entity.

h.	“Compensation” “Compensation” means, except as otherwise provided below, all amounts received by a Participant from an Employer which are basic salary or wages, bonus, overtime payments, vacation, holiday and paid personal time or commissions, without giving effect to any reduction of compensation resulting from pre-tax saving contributions under a cash or deferred arrangement under Section 401(k) of the Code or any salary reduction arrangement pursuant to Section 125 of the Code, but will not include any Employer contributions to Social Security, other contributions to this or any other welfare benefit or deferred compensation plan or program, severance pay, stock options, disability income payments which are not paid through the Employer’s payroll system, relocation expense reimbursement, or the value of any other fringe benefits provided at the expense of the Employer. The Compensation taken into account for a Participant for a Plan Year will include compensation in excess of the limit under Section 401(a)(17) of the Code.

i.	“Disability” shall mean a Participant’s total and permanent disability, as defined for purposes of any long-term disability plan sponsored by the Employer under which the Participant may become eligible for benefits. If no such plan exists, then Disability shall mean the total and permanent inability of the Participant, as the result of injury or illness, to perform the customary duties of the Participant’s regular occupation for the Employer. The existence of a Participant’s Disability shall be determined by the Committee in its sole and absolute discretion, upon the advice of one or more physicians retained by the Committee for this purpose.

j.	“Effective Date” shall mean January 1, 2005.

k.	“Eligible Employee” shall mean an Employee who has completed 6 or more months of service with the Employer and who is designated by the Committee as eligible to become a Participant.

l.	“Employee” shall mean a person employed by the Employer, or any Affiliate of the Employer.

m.	“Employee Contributions” shall mean the amount to be paid by the Employee into the Account, as described in Section 3.

n.	”Employer” shall mean the Company or any Affiliate by which an Employee is employed

o.	“Employer Contributions” shall mean the amount to be paid by the Employer into the Account, as described in Section 3a.

p.	“Investment Company” shall mean the company with which the investment account is maintained, or its successor.

q.	“Normal Retirement Date” of a Participant shall mean the Participant’s 65th birthday.

r.	“Participant” shall mean an Eligible Employee who has satisfied the requirements of Section 2.

s.	“Payroll Period” shall mean a biweekly or other period with respect to which a Participant receives payment of Compensation.

t.	“Plan” shall mean the CBS Personnel Holdings, Inc. Executive Bonus Plan, as set forth herein or as amended from time to time.

u.	“Plan Year” shall mean the period beginning with the Effective Date and ending on December 31, 2005, and any subsequent calendar year while the Plan is in effect.

v.	“Years of Continuous Employment” of a Participant shall mean the completion of 12 months of employment as a full time Employee of an Employer after the date on the Employee became a Participant.
2.	Participation. An Eligible Employee shall become a Participant as of the January 1, April 1, July 1 or October 1 which coincides with or immediately follows the date on which the Eligible Employee:
a.	completes the account setup from the investment company; and

b.	executes the election to become a Participant, substantially in the form attached hereto as Exhibit A.
3.	Employee and Employer Contributions.
a.	For each Payroll Period the Employer will pay to the Participant’s Account the Employee Contributions which the Participant has elected to be withheld from his Compensation otherwise payable during the Payroll Period.

b.	For each calendar quarter, the Employer may, in its discretion, make Employer Contributions to the Plan. Employer Contributions shall be allocated to the Account of each eligible Participant in proportion to the Participant’s Employee Contributions during the quarter. Provided, however, that such Employer Contributions will be determined without regard to any Employee Contributions made for a Payroll Period which are less than 2% or more than 4% of the Participant’s Compensation for the Payroll Period. Employer Contributions will be forwarded by the Employer to the Account as soon as practicable, but in any event no later than 30 days after the end of, the preceding calendar quarter. The amount of any Employer Contributions for a calendar quarter shall be determined by the Board in its discretion based upon company profitability.

c.	No Employer Contributions shall be made to a Participant’s Account after upon the date on which the Participant’s employment by the Employer is terminated for any reason, (including, but not limited to, the Participant’s death or Disability).
4.	Restrictions on Account.
a.	By accepting Employer Contributions hereunder, the Employee agrees that, except as set forth in this section 4, during the term of his employment with the Employer, the Participant shall not, without the written consent of the Company, close or transfer the Account, or take or receive any withdrawals from the Account, or otherwise assign, transfer, pledge or alienate the Account or any assets therein.

b.	Provided, however, that the restrictions contained in subsection a shall not apply in the event of:

i.	the Participant’s death,

ii.	the Participant’s Disability;

iii.	the Participant’s completion of five Years of Continuous Plan Enrollment;

iv.	the Participant’s reaching the Normal Retirement Date; or

v.	the completion of the payment to the Company described in Section 5.
c.	The Company shall consent to a limited waiver of the restrictions contained in subsection a to the extent that the restrictions would prevent the Participant from receiving a distribution from the Account for the purpose of making the payment described in Section 5.
5.	Payment to the Company. Upon the termination of the Participant’s employment by the Employer prior to the Participant’s completion of five Years of Continuous Plan Enrollment, the Participant shall pay to the Company, within 30 days after such event, an amount equal to a percentage of the cumulative Employer Contributions paid by the Employer since the date of issuance. The percentage shall be determined based upon the Participant’s continuous Years of Continuous Plan Enrollment after becoming a Participant, as follows:

Years of Continuous	Percentage of Employer
Plan Enrollment	Contributions Returned
Less than 1	100%
1	80%
2	60%
3	40%
4	20%
5 or more	0%
If the payment described in this section does not occur within 30 days of the termination of the Participant’s employment, then the Company may withhold from any amounts due to the Participant (including, but not limited to, the payment of Compensation) the amount of the Participant’s obligation hereunder.

6.	Election of Beneficiary. Any election of a Beneficiary to whom the proceeds of the Account are payable in the event of the Participant’s death shall be made by the Participant in accordance with the rules and procedures imposed by the Investment Company. The Employer shall have no right to receive any death proceeds from the Policy or to designate a Beneficiary of any such proceeds.

7.	Ownership of Account. The Participant shall at all times be the sole owner of the Account, and the Employer shall not have any direct or indirect interest in the Account or assets held therein.

8.	Amendments to the Plan. The Board may amend or terminate the Plan at any time, without the consent of any Participant or Beneficiary.

9.	Powers of Committee: The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it in its discretion deems necessary to determine eligibility to participate in this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may exercise its sole and absolute discretion to make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be final, binding and conclusive upon any Participant, and upon the Employer, and all its employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

10.	Withholding. The Employer shall withhold from a Participant’s Compensation any and all taxes of any nature resulting from the benefits provided hereunder and required by any government to be withheld.

11.	No Guarantees. No Participant shall have any rights whatsoever against the Employer as a result of this Plan except those expressly granted hereunder. Nothing herein shall be construed to constitute a contract for employment or to grant any Participant the right to remain an Employee. The Employer is not obligated to make contributions to the Plan.

12.	Gender and Number. Pronouns and other similar words used in the masculine gender shall be read as the feminine gender where appropriate and the singular form of words shall be read as the plural where appropriate.

13.	Governing Law. Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the laws of the State of Ohio. This Plan is not intended to constitute a “nonqualified deferred compensation plan” as defined in Section 409A of the Code or an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, and shall be interpreted in accordance with such intent.
Executed on behalf of the Company by its duly authorized officer as of this 1st day of January, 2005.

COMPASS CS, INC.

/s/ Elias J. Sabo
Signature

Secretary

Title

EXHIBIT A
Election to Participate in the CBS Personnel Holdings, Inc. Executive Bonus Plan
1.	I have established the following Account:

Participant

Account No.

Investment Company

2.	In order to participate in the Plan, I agree to:
a)	retain ownership of the Account, and

b)	have the Employer withhold Employee Contributions in the amount specified below from my Compensation and pay such Employee Contributions to the account.
3.	My Employee Contributions shall be in the following amount:

_________% of my Compensation

4.	I wish to change my Employee contribution amount to ___________% effective _______________________(date).

4.	I have read the Executive Bonus Plan and agree to all of its terms and conditions.

5.	I understand that if I terminate employment for any reason (other than my death or Disability) before the fifth anniversary of participation in the plan, I will reimburse the Employer for a portion of the total Employer Contributions paid under the Plan, as described in the Plan.

CBS Personnel Holdings, Inc

By:

Participant	Signature

Date:		Date:

Entered into system _______________

Endorsement of Ownership Rights
Account No._______________ issued to _____________________ (the participant) by ____________________ (hereinafter called the Company).
Employee/Owner ____________________________
Employer: CBS Personnel Holdings, Inc.
It is agreed by the undersigned that:
1.	The participant shall be the Owner of the Account; however, upon execution of this agreement, the Owner maintain at all times, a sufficient balance in the account to repay any unvested employer contributions in the event of termination.

2.	The Owner may change and successively change the beneficiaries entitled to receive payment or payments upon the death of the participant.

3.	This endorsement is released once the owner is fully vested pursuant to Section 5A of plan document.

4.	On the release of this endorsement by CBS Personnel Holdings, Inc., its successors or assigns, the Owner may exercise and enjoy every right, privilege, option and benefit granted by this account on his/her sole signature.
     In witness whereof, the parties have hereunto set their hands and seals on the day and year first above written.

COMPANY
PARTICIPANT: